Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of April 20, 2007 (this “Agreement”), is made and entered into by and among U.S. Auto Parts Network, Inc., a Delaware corporation, and MBS Tek, Inc., a Philippine corporation (collectively, “USAP”), and Access Worldwide Communications, Inc., a Delaware corporation, and Access Worldwide (AWWC) Philippines, Inc., a Philippine corporation (collectively, “Access” and together with USAP, the “Parties” and each a “Party”).

WHEREAS, approximately 182 of the employees of Access working on the 15th Floor of Yuchengco Tower, RCBC Plaza, Makati City, Philippines (the “Work Place”), spend a majority of their time providing customer service and call center support (the “Services”) for the USAP account (the “USAP Dedicated Employees”), pursuant to that certain Master Services Agreement, dated as of August 5, 2005, by and between USAP and Access (the “Services Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, USAP desires to acquire the USAP Dedicated Employees from Access, and Access desires to cooperate in and facilitate a transfer of the USAP Dedicated Employees from the employ of Access to the employ of USAP (the “Employee Transfer”); and

WHEREAS, USAP and Access desire to complete the Employee Transfer and the sale of the Assets described herein in such a manner as shall enable the USAP Dedicated Employees to continue to provide Services to USAP in a seamless manner before and after the Closing.

NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

ARTICLE 1 TRANSFER OF ASSETS

1.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, USAP and Access shall, at the Closing (as defined in Section 3.1 below), sell, transfer and assign to USAP, and USAP shall purchase and acquire from Access, all of Access’ right, title and interest, as of the Closing Date (as defined in Section 3.1 below), in and to certain assets of Access (the “Assets”). The Assets shall include the following:

(a) the right to extend offers to and hire the USAP Dedicated Employees;

(b) any handbooks and training materials relating to the USAP Services utilized by the USAP Dedicated Employees; and

(c) any USAP supplies or operational materials utilized by the USAP Dedicated Employees in connection with the performance of their Services under the Services Agreement or otherwise in connection with the servicing of the USAP Account, not to include consumable supplies utilized by the USAP Dedicated Employees that were supplied by Access in the performance of their duties; and

(d) any written service manuals or program guides developed specifically for the USAP Services.

1.2 No Liabilities Assumed. Access shall retain, and USAP shall not assume, and nothing contained in this Agreement shall be construed as an assumption by USAP of, any liabilities, obligations or undertakings of Access of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise. Without limiting the foregoing, Access acknowledges and agrees that Access shall retain, and remain responsible for satisfying, all liabilities and obligations of any kind with respect to the USAP Dedicated Employees which arose or were created prior to the Closing or relating to any matters concerning the employment of the USAP Dedicated Employees which arose or were created prior to the Closing (including any severance or other payments or other obligations due or owing to such USAP Dedicated Employees prior to the Closing).

ARTICLE 2 PURCHASE PRICE

2.1 Amount. The total consideration to be paid by USAP to Access for the Assets shall be One Million Seven Hundred Twenty Five Thousand Dollars ($1,725,000) (the “Purchase Price”).

2.2 Escrow Agreement; Hold-Back. Upon the execution of this Agreement by both USAP and Access, USAP shall deposit the Purchase Price into an escrow account (the “Escrow Account”), which shall be administered by U.S. Bank National Association, acting as escrow agent (the “Escrow Agent”). As of the Closing, USAP shall instruct the Escrow Agent to pay the Closing Payment (as defined in Section 2.3 below) to Access. USAP shall “hold back” $400,000 of the Purchase Price (the “Hold-Back Amount”), which shall be held in the Escrow Account pursuant to the terms of the Escrow Agreement for a period of six months after the Closing Date (the “Hold-Back Period”). During the Hold-Back Period, USAP shall instruct the Escrow Agent to release $66,666 of the Hold-Back Amount (the “Monthly Hold-Back Payment”) to Access on a monthly basis (the “Monthly Hold-Back Period”) beginning with the month after the Closing Date and continuing for each subsequent month until the entire Hold-Back Amount has been released; provided, however, that the Hold-Back Amount shall not be paid in a given month if Access shall fail to be in compliance with its obligations under this Agreement. The Monthly Hold-Back Period shall run from the Closing Date under this Agreement through the same date in the following month, and payment of the Monthly Hold-Back Payment shall be payable immediately after the expiration of such Monthly Hold-Back Period. For the avoidance of doubt, if the Closing occurs on April 25, 2007, the initial Monthly Hold-Back Period shall run from April 25, 2007 to May 24, 2007, and the Monthly Hold-Back Payment shall be released to Access on May 24, 2007 (or the next succeeding business day). Any disputes regarding the payment of the Hold-Back Amount shall be governed by the dispute resolution provisions of Article 12 below.

2.3 Manner of Payment. On the Closing Date, in payment for the Assets, USAP shall instruct the Escrow Agent to pay to Access the Purchase Price less the Hold-Back Amount by wire transfer to Access’ account at Mellon Bank, 500 Ross Street, Pittsburgh, PA 15262, ABA routing # 043000261 for credit to Merrill Lynch Account # 1011730 (for further credit to Account # 731-07163 in the name of Access Worldwide Communications, Inc.) (the “Closing Payment”). The Monthly Hold-Back Payments shall be paid by the Escrow Agent in accordance with Section 2.2 above and the terms of the Escrow Agreement.

2.4 Allocation of Purchase Price. The Purchase Price shall be allocated, apportioned and adjusted pursuant to the requirements set forth in Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. The Parties shall cooperate with each other and provide, to the extent possible, the information required by the other Party for the purpose of preparing the applicable tax returns.

ARTICLE 3 CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of USAP, located at 17150 South Margay Avenue, Carson, California at 10:00 a.m. on April 25, 2007, or at such other place and on such other date as is mutually agreeable to USAP and Access. The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 5:00 p.m. PDT on the Closing Date.

3.2 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article 8 below and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Access’ execution and delivery to USAP of a bill of sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as USAP shall reasonably request to cause Access to transfer, convey, assign and deliver the Assets to USAP.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACCESS

Access hereby represents and warrants to USAP that, except as set forth in the Disclosure Schedule delivered by Access to USAP on the date hereof (the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 4):

4.1 Incorporation and Corporate Power. Access Worldwide Communications, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own the Assets being sold to USAP and to enter into this Agreement and perform its obligations hereunder.

4.2 Subsidiaries. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. The only subsidiary owned by Access Worldwide Communications, Inc. doing business in the Philippines is Access Worldwide (AWWC) Philippines, Inc., which is a Philippine corporation.

4.3 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Access and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Access and constitutes the valid and binding obligation of Access, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

4.4 Authority; No Breach. Access has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Access and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Access or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Access or the Assets are bound or affected (other than any consents required to be obtained by Access under this Agreement, which Access undertakes to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Access or the Assets are subject. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Access in connection with its execution, delivery and performance of this Agreement.

4.5 Governmental Authority; Consent. To the knowledge of Access, Access is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Disclosure Schedule 4.5. Except as set forth in Disclosure Schedule 4.5, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Access in connection with its execution, delivery and performance of this Agreement.

4.6 Contracts and Commitments. Disclosure Schedule 4.6 lists each contract, instrument, binding commitment and other agreement, oral or written, entered into, issued or held, and in effect, relating to the Assets or the USAP Dedicated Employees, to which Access is a party, that Access has been issued or holds or by which Access is bound (each item so listed is referred to as a “Contract” and collectively as the “Contracts”). Access has performed all material obligations required to be performed by it in connection with the Contracts and is not in, and is not in receipt of any claim of, default, violation or breach under any such Contract; Access has no present expectation or intention of not fully performing any material obligation pursuant to Contracts; and Access has no knowledge of any default, violation or breach or anticipated default, violation or breach by any other party to any Contract.

4.7 Good Condition of Assets; Compliance with Laws; Good Standing of USAP Dedicated Employees. The Assets being sold to USAP are in good condition and repair, ordinary wear and tear excepted, and prior to the Closing Date, the Services are being and have been performed in compliance with all applicable laws of the Philippines or otherwise applicable to the provision of the Services or the USAP Dedicated Employees and the USAP Dedicated Employees are in good standing with Access and capable of performing the Services required to be performed under the Services Agreement in a manner consistent with past practice.

4.8 Litigation. No litigation is pending or, to the knowledge of Access, threatened against Access relating to the Assets or the transactions contemplated by this Agreement, and there is no reasonable basis for any such litigation against Access. Access is not subject to any outstanding governmental order relating to the Assets or that would threaten or prevent Access from selling the Assets and performing its obligations under this Agreement.

4.9 Compliance With Laws. To the knowledge of Access, Access is not, and has not been, in violation of or default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on USAP or the Assets.

4.10 Licenses and Permits. Seller has not received any notification of non-compliance or violation with respect to any license, permit, registration, order, authorization, approval or franchise relating to the Assets, the USAP Dedicated Employees, the Work Place or the Work Stations (collectively, the “Permits”). Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any Permit.

4.11 Employees.

(a) Schedule 4.11 lists the name of each USAP Dedicated Employee as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status. For each salaried USAP Dedicated Employee, Schedule 4.11 shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position.

(b) To the knowledge of Access, with respect to the USAP Dedicated Employees:

(i) No USAP Dedicated Employee has any plans to terminate his, her or their employment. Access has complied at all times with all applicable laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of taxes, and unfair labor practices under applicable law.

(ii) Access has no labor relations problem pending or threatened, and its labor relations are satisfactory.

(iii) There are no workers’ compensation claims pending against Access relating to the USAP Dedicated Employees, or any facts that would give rise to such a claim.

(iv) No USAP Dedicated Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Services.

(c) Schedule 4.11 lists the name of each USAP Dedicated Employee as of the date of this Agreement who holds a temporary work authorization (each, a “Work Permit”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. To the knowledge of Access, with respect to each Work Permit, all of the information that Access provided to any department (the “Department”) in the application for such Work Permit was true and complete. To the knowledge of Access, and except as set forth in Schedule 4.11, Access received the appropriate notice of approval from the Department with respect to each such Work Permit. Access has not received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the knowledge of Access, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Schedule 4.11, no USAP Dedicated Employee is an employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement.

(d) Schedule 4.11 lists the name of each former USAP Dedicated Employee who provided Services under the Services Agreement or otherwise worked on the USAP account during the months of February, March and April of 2007 who has since been transferred to another Access account (other than the USAP account or the USAP Services Agreement) or terminated by Access.

(e) To the knowledge of Access, the transactions contemplated by this Agreement will not cause USAP to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person, including any USAP Dedicated Employees.

(f) Access has not made any loans (except advances for business travel, lodging or other expenses in the ordinary course of business) to any USAP Dedicated Employee.

(g) With respect to the USAP Dedicated Employees, within the last five years, Access has not experienced and, to the knowledge of Access, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, or demand for recognition from a labor organization. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the knowledge of Access, threatened. No litigation is pending or, to the knowledge of Access, threatened respecting or involving any USAP Dedicated Employee, nor to Access’ knowledge is there any reasonable basis for such litigation, or any class of the foregoing, including:

(i) any fair employment practices agency relating to any claim or charge of discrimination or harassment in employment which apply to the USAP Dedicated Employees;

(ii) any claim or charge concerning hours of work, wages or employment practices which apply to the USAP Dedicated Employees;

(iii) any agency relating to any claim or charge concerning employee safety or health which apply to the USAP Dedicated Employees;

(iv) any unfair labor practice or any question concerning representation which apply to the USAP Dedicated Employees; or

(v) any other rules or regulations in the Philippines relating to employment which apply to the USAP Dedicated Employees.

(h) No USAP Dedicated Employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(i) Access has paid in full to all USAP Dedicated Employees all wages, salaries, bonuses and commissions due and payable to such employees.

(j) There has been no lay-off or work reduction program undertaken by or on behalf of Access in the past two years with respect to the USAP Dedicated Employees, and no such program has been adopted by Access or publicly announced.

4.12 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Access.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF USAP

USAP hereby represents and warrants to Access that:

5.1 Incorporation and Corporate Power. U.S. Auto Parts Network, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.2 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by USAP and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by USAP and constitutes the valid and binding obligation of USAP, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

5.3 Authority; No Breach. USAP has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by USAP and the consummation by USAP of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of USAP, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of USAP or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which USAP is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which USAP is subject.

5.4 Compliance With Laws. To the knowledge of USAP, USAP is not, and has not been, in violation of or default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on Access.

5.5 Adequacy of Funds. USAP has adequate financial resources to pay the Purchase Price and any Hold-Back Amounts required to be paid hereunder and otherwise to satisfy its monetary and other obligations under this Agreement.

5.6 Administration. USAP shall use its best efforts to administer to and manage the USAP Dedicated Employees as of the Closing Date, which shall include, among other things, management, human resources support, training and recruiting.

5.7 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of USAP.

ARTICLE 6 COVENANTS OF ACCESS

6.1 Conduct of the Business. Access agrees to observe each term set forth in this Section 6.1 and agrees that, from the date hereof until the earlier of (i) April 25, 2007 or (ii) the Closing Date, unless otherwise consented to by USAP in writing:

(i) Access shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets prior to the Closing.

(ii) Access shall continue to perform the Services required under the Services Agreement in a manner consistent with custom and past practice through the Closing.

(iii) Access shall use its best efforts to ensure that the USAP Dedicated Employees continue to be employed with Access through the Closing.

(iv) Access shall observe and abide by all of the covenants set forth in this Article 6.

6.2 Conditions. Access shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three (3) business days of such date).

6.3 Information Relating to USAP Dedicated Employees. Prior to the date hereof, Access shall have provided to USAP all readily available information reasonably requested by USAP regarding the USAP Dedicated Employees, including but not limited to (i) compensation and related benefits payable to each USAP Dedicated Employee; (ii) each USAP Dedicated Employee’s position and the nature of each USAP Dedicated Employee’s responsibilities; (iii) each USAP Dedicated Employee’s date of hire and tenure on the USAP account; and (iv) any contractual or other obligations of Access to the USAP Dedicated Employees.

6.4 Continuation of Services. Between the date of this Agreement and the Closing Date, Access shall (i) use commercially reasonable efforts to continue to provide the Services to USAP in the ordinary course of business consistent with Access’ past practices and (ii) provide such information regarding the USAP Dedicated Employees as USAP shall reasonably request. As of the Closing Date, Access shall provide USAP and its authorized representatives full access to the employee files of the USAP Dedicated Employees.

6.5 Cooperation. Access shall use commercially reasonable efforts to cooperate with USAP in connection with communicating the details of the transactions contemplated by this Agreement, including Access’ agreement to use its commercially reasonable efforts to encourage the USAP Dedicated Employees to accept USAP’s offers of employment to be effective as of the Closing; provided, however, that Access shall continue to provide the Services to USAP pursuant to the Services Agreement through the Closing as set forth in Section 6.4 above; and provided further, that Access shall provide notice to all of the USAP Dedicated Employees indicating that their employment by Access shall terminate at the close of business on the Closing Date.

6.6 Acceptance of Employment. Access shall use commercially reasonable efforts to encourage each USAP Dedicated Employee to accept USAP’s offer of employment at the Closing, provided the offer of employment contains terms equal to or better than the terms of employment provided by Access to the USAP Dedicated Employees prior to the Closing Date with respect to salary (wages).

6.7 Compliance with Laws. Access shall use its best efforts to comply with all federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law ordinance, regulation, statute or treaty (collectively “Laws”) applicable to Access or otherwise relating to the provision of the Services as of the date hereof and that may be applicable until the Closing including, without limitation, any Laws applicable to the transfer to, and employment by, USAP of the USAP Dedicated Employees.

6.8 Information Concerning USAP Dedicated Employees. Prior to the Closing, Access shall provide USAP with the name of each former USAP Dedicated Employee who provided Services under the Services Agreement or otherwise worked on the USAP account during the months of February, March and April of 2007 who was transferred to another Access account between the date of this Agreement and the Closing Date (other than the USAP account or the USAP Services Agreement) or terminated by Access.

ARTICLE 7 COVENANTS OF USAP

USAP covenants and agrees with Access as follows:

7.1 Conditions. USAP shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

7.2 Cooperation. USAP shall use commercially reasonable efforts to cooperate with Access in connection with communicating the details of the transactions contemplated by this Agreement and in connection with encouraging the USAP Dedicated Employees to accept USAP’s offer letters as of the Closing. Notwithstanding the foregoing, USAP shall have no direct contact with any USAP Dedicated Employee until after the date of this Agreement without the written consent of Access, unless such contact is initiated by the USAP Dedicated Employee or is otherwise in connection with the performance of the Services by the USAP Dedicated Employees in the ordinary course of business.

7.3 Transition Plan. USAP will prepare a transition plan, in form and substance reasonably acceptable to Access, with respect to the USAP Dedicated Employees (the “Transition Plan”) providing for, inter alia, the use by USAP from Access of a maximum of 120 work stations in the Work Place in the manner described in the Work Station Terms of Use Agreement described in Section 8.1(e)(ii) below.

7.4 Employment Benefits. USAP shall cause the USAP Dedicated Employees to be eligible to participate in employee welfare benefit plans typically offered to other comparable employees of USAP (i) with (to the extent applicable) full credit for years of past service to Access and (ii) without being subject to pre-existing condition exclusions as of the first date after the Closing. For purposes of vacation accrual, USAP will give each USAP Dedicated Employee full credit for years of past service for Access.

ARTICLE 8 CONDITIONS TO CLOSING

8.1 Conditions to USAP’s Obligations. The obligation of USAP to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Access shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c) Access shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby.

(d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

(e) On the Closing Date, Access shall have delivered to USAP the following:

(i) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as USAP shall have reasonably requested pursuant to Section 3.2 hereof;

(ii) a Work Station Terms of Use Agreement, in form and substance reasonably acceptable to both Parties and duly executed by Access, effective as of the Closing Date, relating to USAP’s agreement to lease 120 work stations (the “Work Stations”) at the Work Place for a six-month period (the “Work Station Terms of Use Agreement”), in the form attached hereto as Exhibit C, which Work Station Terms of Use Agreement may be extended by USAP on a month-to-month basis upon the written consent of Access;

(iii) subject to the provisions set forth in Section 8.1(f) below, executed offer letters, a form of which is attached hereto as Exhibit D (the “Executed Offer Letters”) from at least 120 of the USAP Dedicated Employees, which shall include 1 manager, 2 trainers, and 8 Team Leaders, as listed in Exhibit E attached hereto; and

(iv) a certificate of the Chief Financial Officer of Access, dated the Closing Date, stating that the conditions set forth in subsections 8.1(a) and (b) above have been satisfied.

(f) If Access fails to produce 120 Executed Offer Letters in the manner set forth in Section 8.1(e)(iii) above, but produces at least 110 offer letters (provided that such offer letters include at least the number of managers, trainers and supervisors specified in Section 8.1(e)(iii) above), Access shall, at its own expense and within 30 days of the Closing Date, recruit and provide for USAP to train and assign to perform the Services that number of new employees required to reach 120 employees. For example, if Access produces 110 offer letters at the Closing, Access shall recruit and provide 10 new employees for USAP at Access’ own expense.

8.2 Conditions to Access’s Obligations. The obligations of Access to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article 5 hereof will be true and correct in all material respects at and as of the Closing as though then made;

(b) USAP shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

(d) On the Closing Date, USAP will have delivered to Access:

(i) the Work Station Terms of Use Agreement, in form and substance reasonably acceptable to both Parties and duly executed by USAP, effective as of the Closing Date;

(ii) a copy of the Transition Plan in the form attached hereto as Exhibit F;

(iii) the Closing Payment by wire transfer in immediately available funds from the Escrow Account to an account specified by Access and provided to USAP no less than two business days prior to the Closing Date;

(iv) a certificate of the Chief Financial Officer of USAP, dated the Closing Date, stating that the conditions set forth in subsections 8.2(a) and (b) above have been satisfied.

ARTICLE 9 ADDITIONAL AGREEMENTS

9.1 Nonsolicitation of USAP Dedicated Employees.

(a) For a period of two (2) years following the Closing Date, Access shall not: (i) induce or attempt to induce any employee of USAP, including the USAP Dedicated Employees, to leave the employ of USAP, or in any way interfere adversely with the relationship between any such employee and USAP; (ii) induce or attempt to induce any employee of USAP to work for, render services or provide advice to or supply confidential business information or trade secrets of USAP to any person, or (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of USAP to cease doing business with USAP or in any way interfere with the relationship between any such customer, supplier, licensee, or other business relation and USAP; provided, however, that the foregoing shall not prohibit Access from initiating a general solicitation for employees that is not aimed at any then-current employee of USAP or any of its Affiliates;

(b) For a period of two (2) years following the Closing Date, USAP shall not: (i) induce or attempt to induce any employee of Access to leave the employ of Access, or in any way interfere adversely with the relationship between any such employee and Access; (ii) induce or attempt to induce any employee of Access to work for, render services or provide advice to or supply confidential business information or trade secrets of Access to any person, or (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of Access to cease doing business with Access or in any way interfere with the relationship between any such customer, supplier, licensee, or other business relation and Access; provided, however, that the foregoing shall not prohibit USAP from initiating a general solicitation for employees that is not aimed at any then-current employee of Access or any of its Affiliates;

(c) For the greater of (i) nine (9) months following the Closing Date or (ii) the period of time during which USAP employs the USAP Dedicated Employees within the Work Place, Access shall not directly or indirectly employ or engage as a contractor any USAP Dedicated Employee without USAP’s prior written consent;

(d) For the greater of (i) nine (9) months following the Closing Date or (ii) the period of time during which USAP employs the USAP Dedicated Employees within the Work Place, USAP shall not directly or indirectly employ or engage as a contractor any Access employee without Access’ prior written consent

(e) Neither Access nor USAP shall, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Agreement, if such activity were carried out by either Access or USAP, either directly or indirectly. In particular, but without limiting the generality of the foregoing, Access and USAP each agrees that it will not, directly or indirectly, induce any employee to carry out, directly or indirectly, any such activity;

(f) Access and USAP agree that (i) the restrictions and agreements contained in this Section 9.1 are a material inducement to the Parties in agreeing to enter into this Agreement and are reasonable and necessary to protect the legitimate interests of the Parties, and (ii) any violation by either Access or USAP of this Section 9.1 will cause substantial and irreparable harm to the other Party that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to the non-breaching Party, and without demonstrating proof of damages and without the necessity of posting bond, injunctive relief shall be available for any violation of this Section 9.1. This provision with respect to injunctive relief shall not, however, diminish the right of either Access or USAP to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief; and

(g) Whenever possible, each provision of this Section 9.1 shall be interpreted in such manner as to be effective and valid under applicable law. However, if the duration or geographical extent of, or business activities covered by, this Section 9.1 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Each of Access and USAP acknowledge the uncertainty of the law in this respect and expressly stipulate that this Section 9.1 is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. Further, if any provision of this Section 9.1 is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.2 Mutual Release.

(a) As of the Closing Date, for good and valuable consideration, Access, acting for itself and its insurers, successors and assigns, and each of them, does hereby release and forever discharge USAP, its officers, employees, agents, consultants, successors and assigns, and each of them, from any and all liabilities, claims, demands and causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with the Services, the Services Agreement or the USAP Dedicated Employees and any agreement related thereto or amounts due thereunder as to which Access has or claims an interest, on account of any act, omission, event, occurrence, representation, warranty, failure, default or breach, actual or asserted, of USAP, its officers, employees, agents or consultants, or any of them, on or prior to the date of this instrument; provided, however, that the foregoing release shall not apply to any duties and obligations owed by Access to USAP pursuant to the terms of the Work Station Terms of Use Agreement.

(b) As of the Closing Date, for good and valuable consideration, USAP, acting for itself and its insurers, successors and assigns, and each of them, does hereby release and forever discharge Access, its officers, employees, agents, consultants, successors and assigns, and each of them, from any and all liabilities, claims, demands and causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with the Services, the Services Agreement or the USAP Dedicated Employees and any agreement related thereto or amounts due thereunder as to which USAP has or claims an interest, on account of any act, omission, event, occurrence, representation, warranty, failure, default or breach, actual or asserted, of USAP, its officers, employees, agents or consultants, or any of them, on or prior to the date of this instrument; provided, however, that the foregoing release shall not apply to any duties and obligations owed by USAP to Access pursuant to the terms of the Work Station Terms of Use Agreement.

ARTICLE 10 TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of USAP and Access;

(b) by either USAP or Access if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

(c) by either USAP or Access if the transactions contemplated hereby have not been consummated by April 26, 2007; provided that, neither USAP nor Access will be entitled to terminate this Agreement pursuant to this Section 10.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(d) by USAP if, after the date hereof, there shall have been a material adverse change in the condition of the Assets or the USAP Dedicated Employees or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by USAP.

10.2 Effect of Termination. In the event of termination of this Agreement by either USAP or Access as provided in Section 10.1, this Agreement shall become void and there shall be no liability with respect to this Agreement on the part of either USAP or Access, or their respective stockholders, officers, or directors, except that Sections 11.1 and 11.2 hereof shall survive for one (1) year following the termination of this Agreement, and except with respect to willful breaches of this Agreement prior to the time of such termination.

ARTICLE 11 SURVIVAL; INDEMNIFICATION

11.1 Survival, Indemnification. The covenants, representations and warranties contained in this Agreement shall survive the Closing for a period of one year. Access agrees to indemnify USAP with respect to, and hold USAP harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which USAP may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Access in this Agreement, or (b) the failure of Access to comply with any covenants made by Access in this Agreement.

USAP agrees to indemnify Access with respect to, and hold Access harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Access may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the (a) the inaccuracy of any representation or warranty made by USAP in this Agreement, or (b) the failure of USAP to comply with any covenants made by USAP in this Agreement.

11.2 Legal Proceedings. In the event USAP or Access become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and in full detail of the filing, and of the nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the other party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding. Notwithstanding the foregoing, any disputes between USAP and Access relating to this Agreement or any other matters relating to the Assets, the Services, the Services Agreement or the USAP Dedicated Employees shall be submitted to binding arbitration in accordance with the provisions of Section 12.1 below.

ARTICLE 12 DISPUTE RESOLUTION

12.1 Arbitration. The Parties hereby agree to settle any controversy, claim or dispute of whatever nature arising between them under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Closing Date, as follows:

(a) As between the Parties to this Agreement or any agent, employee, affiliate, successor or assign of the Parties, any dispute, claim or controversy directly or indirectly arising out of or related to this Agreement (or the Work Station Terms of Use Agreement or the Transition Plan) or the breach, termination or validity thereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”). The arbitration shall be conducted in the English language by three (3) arbitrators (the “Panel”). Within ten business days of the receipt of a list of arbitrators from the AAA, Access and USAP shall each appoint one arbitrator. The third arbitrator (the “Neutral Arbitrator”) shall be selected by the two arbitrators appointed by Access and USAP. If a party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it by the other party’s request for arbitration, or if the two arbitrators fail, within thirty (30) days from the date of their appointment, to reach agreement on the Neutral Arbitrator, then the AAA shall appoint the arbitrator that was not nominated by the failing party, or shall appoint the Neutral Arbitrator, as the case may be, in accordance with its Commercial Arbitration Rules;

(b) The Panel will issue findings of fact and conclusions of law to support its opinion. Judgment upon an award of the arbitrators may be entered by any court of competent jurisdiction. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including all attorneys’ fees and expenses and the costs and expenses of all of the arbitrators;

(c) This Section 12.1 shall be governed by the United States Federal Arbitration Act. The Panel’s award shall be final and binding upon the Parties and appealable only upon a showing that it is, on its face, arbitrary, capricious, an abuse of discretion and/or clearly contrary to statutory or settled case law or any other ground permitted by the United States Federal Arbitration Act;

(d) The arbitration proceedings and all discovery shall be confidential, and neither party shall release any decision rendered by the Panel to any third party, except as may be required by law or in any action to enforce or set aside the award;

(e) The arbitration procedure shall be completed promptly and a decision, together with the written opinion, rendered within four months of the appointment of the Panel unless extended by the Panel due to circumstances beyond the control of the parties or the Panel or as necessary, in the Panel’s sole opinion, to avoid manifest injustice. Whenever reasonably possible and unless manifestly prejudicial or unfair, affidavits may, within the discretion of the Panel, be substituted for direct testimony;

(f) Notwithstanding any of the foregoing, the Parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional or summary injunctive relief for various reasons, including, without limitation, to repossess and sell or otherwise dispose of goods, equipment and/or fixtures, to prevent the sale or transfer of goods, equipment and/or fixtures, to protect real or personal property from injury, to enforce the non-solicitation provisions of Section 9.1 of this Agreement or to obtain possession of real estate and terminate leasehold interests, and for other temporary injunctive relief. Either party may apply for and obtain such injunction relief. Immediately following the issuance of any such relief, the Parties agree to the stay of any judicial proceedings pending arbitration of all underlying claims between the parties; and

(g) The place of any arbitration arising under this Agreement shall be in the jurisdiction or state of the initial non-moving party. If USAP services, or files suit against Access, the place of arbitration shall be Boca Raton, Florida. If Access serves, or files suit against USAP, the place of arbitration shall be Los Angeles, California.

ARTICLE 13 MISCELLANEOUS

13.1 Press Releases and Announcements. Prior to the Closing Date, neither Party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Access without prior written approval of the other Party hereto, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

13.2 Expenses. Except as otherwise expressly provided for herein, Access and USAP will pay all of their own expenses (including attorneys’ and accountants’ fees in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

13.3 Further Assurances. Access agrees that, on and after the Closing Date, it shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting USAP in possession and operating control of the Assets and the USAP Dedicated Employees.

13.4 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (a) when personally delivered; (b) three (3) business days after being mailed by first class U.S. mail, return receipt requested; (c) Federal Express or other nationally recognized overnight carrier with confirmation of delivery; or (d) when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to USAP and Access will, unless another address is specified in writing, be sent to the address indicated below:

Notices to USAP:

U.S. Auto Parts Network, Inc.
17150 South Margay Avenue Carson, California 90746
Attn: Michael J. McClane
Facsimile No. (310) 735-0085

With a copy to:

Dorsey & Whitney LLP
50 S. 6th Street, Suite 1500 Minneapolis, Minnesota 55402
Attention: Theodore C. Cadwell, Jr., Esq.
Telecopy: (612) 340-8738

Notices to Access:

Access Worldwide Communications, Inc.
301 Yamato Road, Suite 2110 Boca Raton, Florida 33431
Attn: Richard Lyew
Facsimile No. (561) 999-9825

With a copy to:

Access Worldwide Communications, Inc.
301 Yamato Road, Suite 2110 Boca Raton, Florida 33431
Attn: Mark Wright, Esq.
Facsimile No. (800) 569-1587

13.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto. Any prohibited assignment shall be null and void.

13.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.8 Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

13.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Florida will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ MICHAEL J. MCCLANE
Name:	Michael J. McClane
Title:	Chief Financial Officer

MBS TEK, INC.

By:	/s/ MICHAEL J. MCCLANE
Name:	Michael J. McClane
Title:	Chief Financial Officer

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:	/s/ SHAWKAT RASLAN
Name:	Shawkat Raslan
Title:	Chief Executive Officer

ACCESS WORLDWIDE (AWWC) PHILIPPINES, INC.

By:	/s/ SHAWKAT RASLAN
Name:	Shawkat Raslan
Title:	Chief Executive Officer